Exhibit 99.1

China BAK Battery Inc.
Second Quarter 2006 Earnings Conference Call
May 11, 2006

Operator:                                 Good morning, ladies and gentlemen.  My name is Shea (sp?) and I will be your conference facilitator.  At this time, I would like to welcome everyone to the China BAK Battery’s Second Quarter 2006 Earnings Conference Call.  All lines have placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer period.  If you would like to ask a question during this time, please press * then the number one on your telephone keypad.  If you would like to withdrawal your question, you must press the pound key.  Thank you.

                                                  It is now my pleasure to hand the floor over to your host Matthew Hayden.  Sir, you may begin your conference.

Matthew Hayden:                   Thank you, and thank you to everyone who’s joining us on the call today.  Today’s call will provide details on the company’s fiscal second-quarter earnings, as well as for corporate update of recent activities and progress on the company’s growth initiatives.  The quarter was a record from the revenue and earnings perspective.

                                                  Our call today will be hosted by Mr. Jim Groh, the company’s U.S.-based executive, who will discuss quarterly highlights and recent events while elaborating on the corporate business developments and, Michael Drennan, the company’s Financial Advisor who will discuss the company’s second fiscal quarter results.  As well on the line with us today is Dr. Henry Mao, the company’s Chief Operating and Chief Technical Officer, who will be available to answer questions during the Q&A session.

                                                  Before we get started, I am going to review the Safe Harbor Statement.  Statements in this conference call that are not descriptions of historical facts are forward-looking statements related to the future events and as such, all forward-looking statements are made pursuant to the Securities and Litigation Reform Act of 1995.  All forward-looking statements related to the business of China BAK Battery and its subsidiary companies, which can be defined by the use of forward-looking terminology such as believes, expects or similar expressions, involve known and unknown risks and uncertainties.  China BAK Battery is under no obligation expressly disclaims any such obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.  The Company is subject to consideration and risks of operating in a PRC.  These include risks associated with political and economic, foreign currency exchange and the legal system in the PRC.

                                                  With that out of the way, I would like to turn the floor over to Mr. James Groh.  Jim?

James Groh:                            Matt, thank you.  Good morning, everybody.  Thank you for joining us.  We understand we have a number of new institutional investors who have recently begun following the company, a special welcome to them, as well as a welcome to our old friends.

                                                  As we discussed on the last call, China BAK Battery significantly expanded its production capacity towards the end of last calendar year, and this was the first quarter we witnessed the full contribution of this capacity.  By having the ability to leverage a solid working capital position with increased production capabilities of our core Lithium Ion battery cells, new lithium polymer cells and the beginning ramp up of production for our customer A123, the company was able to deliver record revenue for the quarter of $38.2 million, a net income of nearly $7 million.  The top line grew by 40% on a year-over-year basis and 46% sequential growth over our first fiscal quarter.

                                                  Last quarter, we provided a complete overview of China BAK Battery during our first public conference call, and if you have had not had a chance to read the transcript, please send an e-mail to matt@haydenir.com requesting this.  For those of you new to the to the story, ShenZhen BAK Battery Co. Ltd. was founded in August of 2001 and has grown in a short time to become one of the largest manufacturers of replacement Lithium Ion or Li-ion battery cells in the world.  Lithium Ion is the de facto standard for rechargeable batteries as it offers significantly higher power, a much longer cycle life with no memory effect, and it’s packaged in a lightweight formula.

                                                  The company manufactures its products on a 1.9 million square foot facility, located on a 90 acre campus, industrial campus in ShenZhen, China, and we employ approximately 8,500 people.  After Michael Drennan discusses the second quarter financial results, I’m going to spend some time with you discussing our operational highlights, including progress on our OEM business, our startup of laptop computer battery cells, and our new high power products resulting from our partnership with our customer A123 Systems.

                                                  Mike, I turn the call over to you.

Michael Drennan:                   Thanks, Jim.  As I did with the call last quarter, I would like to take this time to try to add some color to the numbers of the March 10-Q that was filed last night.  As in the 10-Q, all of the numbers that I will be reviewing this morning will be stated in US dollars and since the company’s fiscal year ended September 30th, I would also like to remind all of you that the second quarter of fiscal 2006 that we are discussing on the call, is the quarter ended 41 days ago, on March 31st, 2006.

                                                  Let me start in summary.  The company had an excellent quarter in just about every respect.  The big story for this quarter is the growth in revenues.  Revenues of $38.2 million this quarter shattered the previous quarterly record of $26.8 million set in the fourth quarter of fiscal 2005 by over 40%.  Compared to a year ago, revenues are up $12.3 million or 48%.  The number of units sold during the quarter increased by 77% in total from last year, led by both steel and aluminum case cells, where unit selling prices are down about 6% from last year.  While not significant numbers, we also sold our first high-power cells this quarter.

                                                  The second big story for the quarter is the continued improvement in gross margins.  Gross margins for this quarter are 32% for more than 10 points better than a year ago, and a full five points better than just last quarter.  All of the improvement from a year ago was in the material component of cost of sales through volume discounts for larger quantities purchased, as well as improved yields and manufacturing.

                                                  Operating expenses were up about $2 million from last year, from 8.5% of revenues last year to 11.1% of revenues this year.  That increase is due to four major items.  The first item is share-based compensation, of which $604,000 was included in operating expenses in the quarter.  There was no expense last year since the options hadn’t been issued until the third quarter of fiscal 2005.

                                                  The second item is public company expenses that were up $248,000 in the quarter.  The company had just gone public part way through the second quarter of last year, and all of the bills related to the SP2, 10-Q and other regulatory filings with the SEC, audits, investor relations, and so on hadn’t started to roll in.  Those bills that BAK did receive a year ago, were primarily related to the January 2005 equity rate, and as such, were offset against the proceeds of the offering, rather than expense to the income statement.

                                                  The third item is facilities expansion-related expenses, such as depreciation, property taxes, supplies and utilities, which increased $237,000 from a year ago.

                                                  And last, but not least, is the $418,000 one-time write-off of a prepayment balance that I think deserves some explanation without over complicating it.  When the company built its new facilities, they needed to construct a new high-voltage power line. They did this on a cooperative bases with their electricity supplier.  BAK advanced the cash to cover the supplier share of the investment, and after amortizing the balance of this prepayment against the discount that they had been receiving on their electricity usage as repayment.  In April 2006, BAK and their electricity supplier decided to part ways, and the supplier transferred their ownership interest in the power line to BAK.  When the auditors questioned whether the $418,000 remaining prepayment asset had been impaired at March 31st, 2006, the company took the conservative route and wrote off the entire amount.  The end result of all of this is is that operating income increased by $4.6 million, or 136% on a 48% increase in revenue from the second quarter of last year.  This improvement further translated into another quarterly record of $7 million of net income, a $4.4 million or 172% increase from the second quarter of last year.

                                                  Earnings per share increased from $0.07 per share last year to only $.014 per share this year, since the weighted average number of shares increased by 10 million, primarily due to the two equity offerings completed last fiscal year.

                                                  On the balance sheet, the big story continues to be the improvement in liquidity from a year ago.  Working capital improved by $37 million from a deficit of $16 million last year to a surplus of $21 million this year.  Total cash of $33 million on March 31st, 2006 includes restricted cash of $25 million that served as security for the companies $75 million of bank loans and notes payable.

                                                  Accounts and notes receivable increased another $27 million from $31 million or 109 days of sales a year ago, to $58 million or 138 days this year.  With the increase in sales, the good news is that the days in receivables dropped by 37 over the last three months, from 175 days at December 31st, 2005.

                                                  As in the past, let me provide some more detail here.  Notes receivable at March 31st, 2006 were $7.2 million, and were comprised of sales since December 2005 to five high-value customers with good prepayment histories.  All of the notes are due by September 15th, 2006.  Gross accounts receivable were $53 million at March 31st, 2006 with a reserve of $2.3 million or 3.8% of total receivables for a net balance of $51 million.

                                                  There were 17 customers with individual balances of $1 million or more comprising 75% of the aging.  64% of the total aging is due within 90 days and another 23% is due within the next 90. The reserve covers approximately 90% of receivables older than 270 days.  In all of these receivable statistics that I just reviewed are very similar to those as at September 31st, 2005.

                                                  Inventories also increased by $34 million from historically very low levels a year ago.  Returns dropping from 6.7 a year ago to 2.3 this quarter.  The company purposely built inventory in anticipation of the sales ramp that they are currently experiencing with most of the build from December 31st, 2005 being in raw materials and work in process.  The volume discounts resulting from the increased level of purchases was the largest contributor to the 10 point improvement in gross margins from last year.  Finished goods inventory remains at about two month’s sales, the same level as three months ago.

                                                  Property, plant and equipment increased by $24 million from a year ago, with sales per dollar invested dropping from $4 a year ago to $2 this quarter, an improvement of $0.30 from the $1.70 only three months ago.

                                                  Short-term loans and notes payable increased by $21 million from a year ago but the increase in equity more than offset this as the debt-to-equity ratio dropped from 1.4 to eight tenths.  Despite this increase in borrowings, BAK still had $41.3 million of available unused capacity on its credit facilities at March 31st, 2006.

                                                  Overall, the company appears to be headed in the right direction.  Return on assets increased to 13.4% this quarter from 6.4% last quarter.  Return on equity increased to 29% this quarter, from 13.7% last quarter.  Return on invested capital increased to 16.4% this quarter, from 7.7% last quarter.

                                                  Finally, the company generated $9.4 million of EBITDA this quarter, more than double the $4.1 million a year ago, and the $4.5 million generated last quarter.

                                                  And with that, I would like to return the call to Jim.

James Groh:                            Thanks, Mike.  Hello again, everyone.  Clearly we’re very pleased with the progress that we’ve made in improving our efficiencies and profitability and I’ll repeat some of the stuff that Michael said, just because we enjoy saying it so much.  As Michael pointed out, we grew our top line at 47.7%, while our cost of goods sold, only grew at 28.1%, indicating improved leverage at our ability to manage costs and take advantage of economies of scale on our business.

                                                  I’d like to take a few minutes and talk about execution over the last quarter and those of you that I’ve gotten to meet in person know that I’m an operating guy and I love to talk about execution.  Many of you have heard me say that our strategy is two dimensional.  First of all, we focus on maintaining a world-class product development technology and capability, and the second dimension of our strategy, and very complementary to our first, is that we produce in a factory, which by structure, is very very low cost.  We have a multifaceted strategy to manage and optimize our product cost.  First of all, we address the reduction of every element of product cost on a cost sheet.  We are relentless on our pursuit of material cost reductions through strategic sourcing initiatives and use of our purchasing power to gain the lowest material cost.  We use the availability of low cost labor to minimize both direct labor, as well as SG&A expenses.  We have very low construction costs, and as a process manufacturer, we are continually executing initiatives then prove throughput and reduce waste.  As compared to last year, we have reduced our waste percentage in manufacturing by over 90%.  We did this while increasing manufacturing output by over 50%.  We think that this is a pretty good job.

                                                  Another key facet of our cost strategy is to employ world-class automation where it optimizes cost or increases value in terms of throughput, yield improvement, waste reduction or product safety.  Over this last quarter, we installed a number of new pieces of production equipment, specifically new slitters, electrode processing equipment and new winders that decrease cost, increase process reliability and increase throughput.  Much of this equipment includes proprietary BAK designs and know-how that Dr. Mao was basically the architect of that technical capability.  Not only do we get a cost benefit, but we feel that maintaining a state-of-the-art capability in our factory bodes well for our continued growth in the OEM customer segment.  I know that some of you on the call are going to be visiting our factory next week, and I have to tell you, we can’t wait to show you the new equipment and the factory we’re very proud of.

                                                  Our growth is further absorbing fixed manufacturing costs while a favorable product mix has benefited our operating margins.  These factors combined have enabled BAK to maintain our strategic position as a low-cost manufacturer and will effectively compete for new business while growing revenues with our current customers.

                                                  I’d like to do a brief update on some of our growth initiatives that we’ve talked about in previous presentations and conference calls.  Some of these are customer segment initiatives, or customer group initiatives, whereas others are new product initiatives.  The largest market we serve is the cell phone battery market.  The cell phone battery business is experiencing significant growth for both new handsets and replacement batteries for the installed base of existing handsets.  In China alone, it is estimated that there are more than 380 million mobile phone subscribers today.  As a point of reference, there are more cell phone subscribers in China than there are people in the United States.  Unlike the US, most cell phone handsets in China have a very long life as they are sold and resold to an existing distribution network, as even the poor segments of society now own a cell phone.  This has resulted in an exponential increase in the installed base of handsets, which continually need new Lithium Ion batteries.

                                                  Our core business, historically, has been sales of mobile phone battery cells to replacement battery manufacturers.  These manufacturers, who sell under their own brand name or private-label brands, are predominantly Chinese manufacturers.  We believe that we enjoy a 60% share of this market.  This segment continues to experience strong organic growth.

                                                  Now, I would like to talk about the OEM cell phone business.  Last year, we announced an initiative to grow our OEM mobile phone business.  During this past quarter, 44% of our revenues were derived from OEM customers, which is a significant change from last quarter in which 26% of our sales were from OEMs.  As stated last quarter, we continue to move through the qualification process and negotiation with several leading cell phone OEMs.  We have a lot of horses in the race here, and our intent is to grow OEM sales significantly during the remainder of 2006 and beyond.  We believe that the newly installed production equipment that I mentioned earlier makes us an even stronger contender in the OEM customer segment.  So, in the OEM cell phone business, we’ve made some good progress and we are hopeful of doing even better.

                                                  In the near term, we believe that our new laptop computer battery cell products offer us significant growth potential.  We installed the necessary production equipment for this product line and began trial production at the end of April.  We expect to start small-scale production, which equates to about 40,000 pieces per day by June or July.  We have sent product samples to a number of OEMs and expect to be qualified by customers in the near term.  In addition, we have received purchase commitments from some Taiwanese customers.  In the near term, our management challenge on laptop computer battery cells is how rapidly we can scale the output our newly installed production line.

                                                  I’d like to make some brief comments on lithium polymer batteries, which was a new product for us in 2005.  These are the batteries that are customizable into small formats and address a large number of growing applications for various electronic devices, including Bluetooth headsets, MP3 players and ultra lightweight cell phones.  We continue high-volume production of lithium polymer battery cells, which is capacity that we put on during her first fiscal quarter.  During this past quarter, we operated near-full capacity by producing approximately one million pieces per month.

                                                  In addition during the quarter, we successfully began high-volume production of high power 36-volt lithium phosphate batteries through an exclusive relationship with our customer A123 Systems, which will be used to power a new line of cordless power tools produced and sold by Dewalt.  We view this as a significant growth opportunity.  A123 Systems is an emerging supplier of specialty high-powered batteries, which utilize a new nano-lithium phosphate technology based on patented technology developed at the Massachusetts Institute of Technology or MIT.  A123 is the exclusive licensor of this technology, and they have started these new high-powered battery, stated excuse me, they have stated that these new high-powered battery products will be used in a variety of product applications including power tools, medical devices and hybrid electric vehicles.  The first commercial application for these high-powered batteries are the power tools.  Dewalt, which is a division of Black & Decker, is marketing a product sweep with the tag line, ‘The Power of Corded Without the Cord.’  The initial launch includes seven new products; a drill, a full-size circular saw, a reciprocating saw, an SDS rotary hammer, an impact wrench and a jigsaw.  Bruce Brooks, President of Dewalt construction, commented that this was one of the most exciting product launches in a number of years.  These new batteries offer two or three times the runtime of 18 volt batteries, significantly higher power while offering users 2,000 plus charges, and all at the same weight of traditional batteries.  To put this market opportunity to perspective, Dewalt currently produces 30 cordless products and has sold an estimated 50 million of their 18-volt rechargeable batteries to power their tools.

                                                  China BAK Battery operates an established and growing market and we see a substantial opportunity to grow our market share by being a high-quality, low-cost supplier of lithium-based battery cells.  New portable products are transitioning from older technology to Lithium Ion, and the trend towards mobile entertainment and communication products is driving additional growth.  New cell phones require significantly more power to accommodate new features like digital cameras, MP3 players, GPS locating technology and other technologies.  Coupled with the sheer growth in consumers in places like China, we feel we are very well positioned to grow both our market share and grow with the overall markets we participate in.

                                                  As it relates to guidance, we are not going to give specific sales targets or sales volumes by product line.  The company is comfortable with expectations in terms of net income and expects to earn at least $24 million in fiscal 2006, which would represent a 100% increase over fiscal 2005.  As we’ve previously discussed, depending on the scale-up of certain customer or product programs, the company may achieve or even exceed the $27 million make-good number that has been disclosed in our SEC filings.

                                                  Lastly, I’d like to confirm that the company has filed its application for a listing on the NASDAQ Exchange.   To comply with the requirements of NASDAQ, the company recently appointed three independent directors to its Board of Directors.

                                                  So, in summary, the second quarter delivered both sequential and comparable growth on a year-over-year basis, and we clearly are on track to meet our 2006 growth objectives.  We believe that the company has very strong supporting macro trends that bode well for the long term.  One of our investors suggested to me recently that in the short term, it’s all about execution, and quite honestly, we couldn’t agree more.  We hope that our investors are pleased with our execution so far.  I thank all of our current investors for their confidence in us, and thanks to all of you on the call for your interest in our company.

                                                  With that, I conclude our prepared remarks, and I’m happy to open the call for questions.  Operator, please poll for questions.

Operator:                                 Thank you.  At this time, I would like to remind everyone, if you would like to ask a question, please press *, then the number one on your telephone keypad.  Our first question is coming from Barry Kitt from Pinnacle China Fund.

Barry Kitt:                               Hi, Jim, Michael, Matt; great job on the conference call this morning.  I’m embarrassed to say the you did such a great job, you answered all of my questions, so I’ll get back in the queue later.  Thank you very much, and also Dr. Mao, thank you very much for all your hard work, and I’m sorry we’ll miss you next week in China.  Thanks.

Dr. Mao:                                   Thank you.

Operator:                                 Thank you.  Once again, if you do have a question, please press *, one at this time.  Our next question is coming from Mark Tobin from Roth Capital Partners.

Mark Tobin:                            Hey guys.  I was wondering if you could provide just a little more color on the ramp as far as capacity goes, and kind of, where you stand by product line?

James Groh:                            You know, Mark, we feel most comfortable just describing capacity in total and we are somewhere north of 22 million cells per month.  Right now, we’re running about 88% of capacity, at this point in time, and clearly, we’ve got some plans to scale that in the coming quarters, to coincide with what our operating plans are.  But, as far as detail, we want to shy away from giving capacity about product.

Mark Tobin:                            Okay, is it safe to assume that that scaling is more from equipment and personnel additions?

James Groh:                            Yes.

Mark Tobin:                            Okay.  And then, as far as OEM sales go, is the expectations still to, that pricing will improve, and potentially even receivables can improve as you…

James Groh:                            Yeah, we believe that the OEM business is a very attractive business segment for us for the two reasons you stated.  Margins are slightly higher, because of the stringent quality demands of the tier one OEMs.  Basically, fewer people can make the products, and secondly in those types of relationships, usually we see the roles are, are a bit lower in terms of days outstanding.  That would be our expectation at this point in time anyway.

Mark Tobin:                            Okay, thank you.

James Groh:                            Thank you.

Operator:                                 Once again, if you do have a question please press *, one.  Our next question is coming from Brian Kowalchyk from Westpark Capital.

Brian Kowalchyk:                   Hey Jim and all.  Thanks for the great quarter.  A little bit more detail on the operating expense credit in the core and G&A.  If I understand it right, excluding that one time item, G&A in the quarter would have been approximately 400 some-odd thousand lower during the quarter?  Is that correct?

James Groh:                             Michael, can ask you to field this question please?

Michael Drennan:                   Operating expense from last…?

James Groh:                            Yes.

Michael Drennan:                   They would have been up about 1.6 million from last year; would have been about $400,000 lower.

Brian Kowalchyk:                   Lower than what you reported?

Michael Drennan:                   That’s right.

Brian Kowalchyk:                   Very good.  Thanks. Mike.

Operator:                                 Your next question is coming from Wilson Jaeggli from Southwell Partners.

Wilson Jaeggli:                        Thank you.  Jim, talk a little bit about this NASDAQ listing filing and, when do you think you might receive a response, and also you mentioned a new Board of Directors; there some adds.  Could you tell us a little bit about the background of the people added here?

James Groh:                            Yeah Wilson, as far as the NASDAQ application, I had a very strong orientation center, orientation session with our company council yesterday and NASDAQ is very clear that the only thing were allowed to say at this point in time is that we’ve made application, and they asked us to refrain from making any comments on estimating timing or our success in the application.

                                                  And with regard to board members, we have added three independent directors.  We have added a gentleman; Rick Goodner, who is a securities attorney with another publicly-traded company.  We’ve added Jay Shi; Jay is an internationally well-known expert in Lithium Ion technology, so he brings industry expertise, and we’ve added Joe Mannes, who is a very well-seasoned financial executive who will be joining the company from a financial oversight standpoint, and will be chairing the audit committee.  So, we think we’ve brought in some good strong resources for the company that will provide oversight, advice and counsel as we continue to expand of our role in the US public markets.

Wilson Jaeggli:                        Jim, is this NASDAQ listing application, is this for national markets or small-cap?

James Groh:                            National markets.

Wilson Jaeggli:                        Oh great, okay.  Thanks much.

James Groh:                            You’re welcome.

Operator:                                 Thank you.  As a final reminder, if you would like ask a question please press *, one at this time.  Our next question is a follow up from very Barry Kitt from Pinnacle China Fund.

Bill House:                               Hi, Jim.  It’s Bill House.  Just a quick question regarding capacity.  If you were to just add equipment and people alone, what type of capacity addition could you receive?

James Groh:                            You mean, within the existing, I guess, we need a clarification.  Within the existing physical plant?

Bill House:                               Yeah, within the existing footprint.

James Groh:                            Oh, gosh.  You know, I don’t think we’ve ever built it out that way.  I think that, you know, 20 to 30% within the existing physical plant, I think would be a safe bet on what our daily production is.

Bill House:                               Okay, so you’re at …

James Groh:                            But you know Bill, I have to tell you what, it’s always amazed me, and I always you know, look at adding facilities as being such a huge expense.  The company has been able to build out class one high-tech manufacturing space that I think people who visit the factory are very impressed with at $20 a square foot, so even if we did have to add some building, it’s not the type of monumental investment we face here in the United States.

Bill House:                               Good point, Jim.  Thank you.  Yeah, I’ve been to see them twice and they are impressive.  How many more square feet could you add on the existing campus that they have?

James Groh:                            We have built out about half the land plot and could add another two million square feet, so basically, 100% increase in square footage, which really gives us, we think, a fairly low cost path of expansion.

Bill House:                               That’s good color, Jim.  Thanks very much.

Operator:                                 Thank you.  At this time, we have no further questions.  I would like to turn the floor over back to the speakers for any closing comments.

James Groh:                            I guess closing comments would be, thank you all for your time and interest.  You know, we’ve taken all the time to sit back and rest on our laurels.  That has just ended about five seconds ago, and so we’re going to go off and work on our next set of initiatives.  Thank you all for your interest.

Operator:                                 Thank you for attending today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.